Exhibit 99.20

GENCOR APPOINTS NEW CHIEF FINANCIAL OFFICER

November 16, 2009 (GLOBE NEWSWIRE) - Gencor Industries, Inc., (NasdaqGM:GENC-News) announced today the appointment of L. Ray Adams as Chief Financial Officer and Treasurer, effective November 12, 2009.

Mr. Adams has over 30 years of diversified business, financial and accounting experience. Prior to joining Gencor, he was, for 17 years, the Chief Financial Officer at Oregon Steel Mills, Inc., a publicly traded producer of steel products. Mr. Adams also spent 8 years with the public accounting firm of Coopers & Lybrand and held accounting and finance positions with Shell Oil Company and Crown Zellerbach Corporation. Mr. Adams holds Bachelor of Science degrees in accounting and business management from the University of Idaho and is a CPA.

Mr. Marc G. Elliott, President of Gencor stated: “I am very pleased Ray has joined our management team. Ray’s strong financial knowledge and leadership ability will provide valuable expertise in support of our growth strategy. I look forward to working closely with Ray as we continue to build on our success.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2008: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons Corporate Secretary 407-290-6000